UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

CORUS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-06136	41-0823592
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3959 N. Lincoln Ave., Chicago, Illinois	60613
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (773) 832-3088

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02: Results of Operations and Financial Condition

Corus Bankshares, Inc. (“Corus” or the “Company”) reported a preliminary net loss for the 2009 first quarter of $285.0 million, or $5.31 per diluted share, compared with net income of $4.5 million, or $0.08 per diluted share, in the first quarter of 2008. Corus expects to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on or before May 11, 2009.

Problem loans continue to grow as a result of the continuing nationwide downturn in the residential real estate market. Due to continued concerns about loan quality, Corus recorded a preliminary provision for credit losses of $193.3 million for the first three months of 2009, compared with $36.8 million during the same period of 2008. Further contributing to the Company’s net loss was the increase in the Company’s nonperforming assets to $2.5 billion (including $0.5 billion of other real estate owned), which led to a steep decline in the Company’s interest income. The Company’s interest income was not enough to offset its interest expense during the first quarter of 2009.

The Company has also experienced increases in noninterest expense. Noninterest expense increased primarily due to costs associated with the Company’s foreclosed real estate, including preliminary impairment charges of nearly $45 million. Additionally, the Company has experienced significant increases in its expenses associated with regulatory compliance and audits, FDIC insurance, as well as legal and consulting fees. These expenses will continue as a direct result of the Company’s ongoing troubled condition.

As announced publicly on February 18, 2009, Corus must comply with the Written Agreement and Consent Order issued by the Federal Reserve Bank of Chicago (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), respectively. As of March, 31, 2009, Corus’ subsidiary, Corus Bank N.A. (the “Bank”) had preliminary Tier 1 capital of $341 million with a ratio of 4.2%, preliminary Tier 1 risk-based capital of $341 million with a ratio of 5.9%, and preliminary total risk-based capital of $418 million with a ratio of 7.3%. As of March 31, 2009, the Bank was “undercapitalized” under the regulatory framework for prompt corrective action.

Both the FRB and OCC will continue to monitor the results of our operations, including liquidity and capital and based on their assessment of our ability to continue to operate in a safe and sound manner, may take further actions including placing the Bank into conservatorship or receivership. Additional actions taken by our regulators may negatively impact our ability to continue as a going concern.

The Company’s Board of Directors has formed a Strategic Planning Committee. The Strategic Planning Committee has hired an investment banking firm to seek all strategic alternatives to enhance the stability of the Company including a capital investment, sale, strategic merger or some form of restructuring. There can be no assurance that the Company will succeed in this endeavor. In addition, a transaction, which would likely involve equity financing, would result in substantial dilution to our current stockholders and could adversely affect the price of our common stock.

The preliminary consolidated balance sheets and statements of income are attached as Exhibit 99.

ITEM 9.01: Financial Statements and Exhibits

(d) Exhibits *

Exhibit No.	Description

99	Preliminary Consolidated Balance Sheets and Statements of Income*

*Exhibits furnished pursuant to Item 2.02, are not deemed filed in accordance with Item 9.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORUS BANKSHARES, INC.
(Registrant)

April 30, 2009

By: /s/ Paula Manley
Paula Manley
First Vice President and Chief Accounting Officer
(Duly authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit No.	Description

99	Preliminary Consolidated Balance Sheets and Statements of Income*

*Exhibits furnished pursuant to Item 2.02, are not deemed filed in accordance with Item 9.01.